Exhibit 99.1

Wednesday, January 5, 2011

JBI, Inc. Announces Board Appointment

THOROLD, Ontario, January 5, 2011 (GlobeNewswire via COMTEX) — JBI, Inc. (the "Company") (OTCQX: JBII) Today, JBI, Inc. (JBI) is pleased to announce the appointment of James Fairbairn to the Company's Board of Directors.

Mr. Fairbairn is a self-employed chartered accountant, consulting for public companies since 1990 and a Member of the Institute of Corporate Directors. He is a current officer or director at a number of TSX Venture Exchange listed companies. His extensive experience in public accounting and corporate governance will be a strong asset for the Company's board of directors.

James Fairbairn graduated from the University of Western Ontario and received his Chartered Accountant designation in 1987, and received his ICD.D designation in 2009. Jim has worked as a consultant almost exclusively in the resource industry and has served as a senior officer and / or director of a number of public and private companies.

About JBI, Inc.

JBI, Inc. is an alternative Oil and Gas company. JBI developed a process that converts waste plastic into fuel (Plastic20i1). JBI scaled a lkg process to a 20MT commercial processor in less than 1 year. On December 15, 2010, JBI received a Consent Order from the NYDEC to operate its Plastic2Oil factory in full commercial production and sell its fuel. For more information please review www.plastic2oil.com

Forward Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. For a more detailed discussion of such risks and other factors, see the Company's amended Annual Report on Form 10-K, filed on July 9, 2010, with the Securities and Exchange Commission, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT: JBI, Inc.

Investor Relations
John Zervas
(877) 307-7067
jpz@jbi-ir.com

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INDUSTRY KEYWORD: Business Services
SUBJECT CODE: PLASTICS

JBI, Inc. All rights reserved.